Exhibit (b)(3)

Amendment Number TWO to the AMENDED AND RESTATED Code of Regulations Adopted by the Board of Trustees October 24, 1995, AS AMENDED, EFFECTIVE MAY 1, 2018

Resolved, that effective May 1, 2018, each reference to “WESTCORE TRUST” in the Code of Regulations of Westcore Trust shall be amended and restated in its entirety as “SEGALL BRYANT & HAMILL TRUST”.